UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 2, 2018

MEDITE CANCER DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-143570	36-4296006
(Commission File Number)	(IRS Employer Identification No.)

4203 SW 34th St.
Orlando, FL	32811
(Address of Principal Executive Offices)	(Zip Code)

(407) 996-9630
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2018, the Board of Directors (the “Board”) of MEDITE Cancer Diagnostics, Inc. (the “Company”) held a meeting whereby the Board accepted the resignation of Susan Weisman, the Chief Financial officer of the Company, effective January 5. The Company has entered into a Consulting Agreement with Ms. Weisman to assist the Company during a transition period. Thereafter the Board elected Stephen Von Rump, the Company’s Chief Executive Officer, to serve as interim Chief Financial Officer until a permanent replacement is found.

On January 2, 2018, the Board accepted the resignation of Eric Goehausen from the position of Director of the Company. Thereafter the Board appointed Gregory Fortunoff to the position of Director of the Company to serve until his resignation or removal.

Gregory Fortunoff, Age 48, Director

Gregory Fortunoff is an experienced manufacturing and financial executive with over 25 year experience of healthcare investing experience. Since 2014 through the present, Mr. Fortunoff has been the owner of Jeftex Corporation and is responsible for overseeing the operations of this 87 year old textile converter company. From 2009 until 2014, Mr. Fortunoff was the owner of G-2 Trading, LLC before selling the company in 2014. Mr. Fortunoff managed the daily operations of this equity trading firm with $100,000,000 in positions. From 2006 to 2011, Mr. Fortunoff served as a Board Member of American Medical Alert, Inc., a small cap medical device and communication company which was ultimately sold at a premium to a private company. In 1992, Mr. Fortunoff earned a B.A. degree in Marketing from Syracuse University. Mr. Fortunoff is not currently, nor has he been an officer or director of any company required to file reports with the Securities Exchange Commission.

Item 9.01
Financial Statements and Exhibits

Exhibit No.	Description
99.1	Resignation Letter of Susan Weisman
99.2	Resignation Letter of Eric Goehausen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDITE CANCER DIAGNOSTICS, INC.

Date: January 5, 2018	By:	/s/ Stephen Von Rump
Stephen Von Rump
Chief Executive Officer